Exhibit 10.12

EMPLOYMENT AGREEMENT

(Robert Cunningham)

EMPLOYMENT AGREEMENT (the “Agreement”) dated April 7, 2010 by and between DynaVox Systems LLC (the “Company”) and Robert Cunningham (the “Executive”).

The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment; and

Executive desires to accept such employment and enter into such an agreement.

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.                                       Term of Employment.   Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company for a period commencing on April 7, 2010 (the “Commencement Date”) and ending on April 6, 2013 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with April 7, 2013 and on each April 7 thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 90 days’ prior written notice before the next Extension Date that the Employment Term shall not be so extended.

2.                                       Position.

(a)          During the Employment Term, Executive shall serve as the Company’s Chief Technology Officer. Executive shall report to and receive an annual performance review from the Company’s Chief Executive Officer (“CEO”).  Subject to reasonable business travel, Executive’s primary work location shall be located in Pittsburgh, Pennsylvania.

(b)         During the Employment Term, Executive will devote Executive’s best efforts (subject, in each case, to periods of vacation and illness) to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or reasonably be expected to interfere in any material respect with the rendition of such services either directly or indirectly, without the prior written consent of the Board of Directors of DynaVox Inc. (the “Board”); provided, that Executive may accept appointment to serve on any board of directors or trustees of any business corporation or any charitable organization, with the prior written consent of the Board, which consent shall not be unreasonably withheld, so long as such activities do not conflict or interfere in any material respect with the performance of Executive’s duties hereunder or conflict with or violate Section 9 or 10.

3.                                       Base Salary.  During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $235,000, payable in regular installments in accordance with the Company’s normal payroll practices.  Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4.                                       Annual Bonus. With respect to the 2010 fiscal year and each full fiscal year during the Employment Term commencing with the 2011 fiscal year, Executive shall be eligible to earn an annual cash bonus award (an “Annual Bonus”) under the applicable bonus plan of the Company or one of its affiliates of up to forty percent (40%) of Executive’s Base Salary (the “Target Bonus”) based upon the achievement of performance targets established by the Board, based on the Company’s annual operating plan as established by the Board, within the first ninety (90) days of each applicable fiscal year and otherwise subject to the terms of such bonus plan.  In addition, Executive shall be given the opportunity to earn an Annual Bonus in excess of the Target Bonus for superior performance upon the Company achieving the goals to be established by the Board within the first ninety (90) days of each applicable fiscal year.  The Annual Bonus, if any, payable hereunder shall be paid within ten (10) business days following the Company’s receipt of the final audited financial statements from the Company’s accounting firm in respect of the relevant fiscal year; provided that Executive is employed by the Company on such payment date.

5.                                       Employee Benefits/Equity.

(a)                                  During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other executives of the Company.

(b)                                 In addition to the foregoing, it is acknowledged and agreed that DynaVox Inc. (“DynaVox”) is currently developing an equity-based incentive program (the “Program”) for executives of the Company.  Subject to the pricing (the “Pricing”) of the initial public offering (the “IPO”) of the Class A common stock (the “Common Stock”) of DynaVox, Executive shall be eligible to receive, on the date of the Pricing, a number of stock options to purchase shares of Common Stock, as determined by the Compensation Committee of the Board, under the Program, which award will be subject to substantially similar terms and conditions as the terms and conditions that will generally apply to similarly situated senior executives of the Company and will have an exercise price equal to the initial public offering price per share of the Common Stock.

6.                                       Business Expenses.  During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

7.                                       Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days’ advance written notice of any resignation of Executive’s employment without Good Reason (as defined in Section 7(c)). Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

(a)          By the Company For Cause or By Executive’s Resignation Without Good Reason.

(i)                                     The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below), which termination shall be effective immediately, or by Executive due to his resignation without Good Reason.

(ii)                                  For purposes of this Agreement “Cause” shall mean:

(A)      Executive’s indictment for a felony or a crime involving moral turpitude, which in the reasonable judgment of the Board has materially interfered with the ability of Executive to perform his duties hereunder or has caused significant harm to the Company or any of its affiliates or their respective businesses;

(B)        Executive’s conviction of a felony or a crime involving moral turpitude or a plea of guilty or nolo contendere involving such a crime;

(C)        Executive’s commission of an act of fraud or embezzlement or malfeasance or willful misconduct in the performance of his duties hereunder;

(D)       Executive’s violation of written company policies regarding employment, including without limitation substance abuse, sexual harassment and discrimination, which violation has materially interfered with the ability of Executive to perform his duties hereunder or has caused significant harm to the Company or any of its affiliates or their respective businesses, but excluding any violation which results from an unintentional act or which results from an intentional act which Executive did not know would constitute such a violation (unless Executive reasonably should have known that such action could constitute such a violation);

(E)         Willful and repeated failure by Executive to comply with the lawful and reasonable directives of the CEO consistent with Executive’s duties hereunder, provided Executive does not cure such failure within 30 days after receipt from the Company of written notice of such failure; or

(F)         Executive’s material breach of any of the provisions of this Agreement or any other agreement he has entered into with the Company or any of its stockholders or affiliates; provided, Executive does not cure such breach within 30 days after receipt from the Company of written notice of such breach;

provided, however, that “Cause” shall cease to exist for an event on the 90th day following the later of its occurrence or the Company’s knowledge thereof, unless the Company has given Executive written notice of termination prior to such date.

(iii)                               If Executive’s employment is terminated by the Company for Cause or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A)      accrued, but unpaid Base Salary, earned through the date of termination, payable in accordance with the Company’s usual payment practices;

(B)        any Annual Bonus earned but unpaid as of the date of termination in respect of the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(C)        reimbursement, within sixty (60) days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with the Company’s policies prior to the date of Executive’s termination of employment; provided that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Executive’s termination of employment; and

(D)       such fully vested and non-forfeitable Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b)         Disability or Death.

(i)                                     The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”).

(ii)                                  Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A)      the Accrued Rights;

(B)        continued payment of the Base Salary in accordance with the Company’s normal payroll practices until twelve (12) months after the date of such termination, which payments shall commence on the 60th day following Executive’s termination of employment (with payments in arrears from the termination date); and

(C)        a pro rata portion of the Annual Bonus, if any, that Executive would have otherwise been entitled to receive pursuant to Section 4 hereof in respect of such fiscal year had Executive’s employment not terminated, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated, but in no event later than March 15th of the year following the year in which the termination occurs.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)          By the Company Without Cause or Resignation by Executive for Good Reason.

(i)                                     The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason.

(ii)                                  For purposes of this Agreement, “Good Reason” shall mean, without Executive’s consent, (A) the failure of the Company to pay or cause to be paid Executive’s Base Salary or Annual Bonus, if any, when due hereunder or failure to provide, in all material respects, the benefits described in Section 5, (B) any substantial and sustained diminution in Executive’s authority or responsibilities from those described in Section 2 hereof, (C) relocation of the Company’s headquarters more than fifty miles from the Pittsburgh, Pennsylvania metropolitan area, or (D) a material breach by the Company of this Agreement or any other plan or agreement under which Executive is entitled to compensation or benefits by reason of services provided to the Company hereunder; provided that the events described in clauses (A) through (D) of this Section 7(c)(ii) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that, “Good Reason” shall cease to exist for any event described in this Section 7(c)(ii) on the 90th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice of termination prior to such date.

(iii)                          If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or Executive resigns for Good Reason, Executive shall be entitled to receive, in addition to the Accrued Rights and subject to (I) Executive’s continued compliance with the provisions of Sections 9 and 10 (solely with respect to clause (A) below) and (II) Executive’s execution, delivery and non-revocation of a general release of claims in favor of the Company and its affiliates in a form prescribed by the Company (the “Release”) within 45 days following the termination date:

(A)      continued payment of the Base Salary in accordance with the Company’s normal payroll practices until twelve (12) months after the date of such termination (such amounts, the “Salary Continuation Payments”). The Salary Continuation Payments shall commence on the 60th day following Executive’s termination of employment (with payments in arrears from the termination date);

(B)        a pro rata portion of the Annual Bonus, if any, that Executive would have otherwise been entitled to receive pursuant to Section 4 hereof in respect of such fiscal year had Executive’s employment not terminated, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated, but in no event later than March 15th of the year following the year in which the termination occurs; and

(C)        continued medical and dental coverage for a period of twelve (12) months following the date of such termination, provided that payments for such coverage by Executive shall be consistent with the payments required by other senior executives for such coverage at that time.  In order to facilitate such coverage, Executive and his spouse and dependents, as applicable, in accordance with the Company’s policies in effect at the time of Executive’s termination, shall agree to elect continuation coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”).

Following Executive’s termination of employment by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)         Expiration of Employment Term.  In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 7, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights.

Following such termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in this Section 7(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 9, 10 and 11 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

(e)                                  Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

8.                                       Change of Control.

(a)                                  At the Company’s request, Executive will agree to remain employed by the Company for up to one year following a Change of Control (such actual period, the “Change of Control Period”).

For purposes of this Agreement, “Change of Control” means (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of DynaVox to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) other than any member of the Vestar/Company Group (as defined below); provided that, for the avoidance of doubt, a sale of the Mayer-Johnson business shall not constitute a Change of Control hereunder, (ii) any “person” or “group”, other than any member of the Vestar/Company Group, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of DynaVox, including by way of purchase, merger, consolidation or otherwise, or (iii) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of DynaVox was approved by a vote of a majority of the directors of DynaVox, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) (the “Incumbent Board”) cease for any reason to constitute a majority of the Board then in office; provided that, any director appointed or elected to the Board to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an individual on the Incumbent Board.

For purposes of this Agreement, “Vestar/Company Group” means (i) Vestar Capital Partners IV, L.P. or any of its Affiliates, (ii) any party from time to time to the Securityholders Agreement, dated as of or about the date of the IPO, by and among DynaVox, DynaVox Systems Holdings LLC and the Securityholders from time to time parties thereto, as such agreement may be amended from time to time (the “Securityholders Agreement”) unless such party together with its Affiliates is the holder of securities representing at least 50.01% of the outstanding voting securities of DynaVox or is deemed to beneficially own at least 50.01% of the outstanding voting securities of DynaVox for purposes of Rule 16a-1(a)(2) under the Act or any group (as such term is used in Section 13(d)(3) of the Act) to the extent that such group may be deemed to exist solely as a result of the Securityholders Agreement, (iii) any employee benefit plan (or trust forming a part thereof) maintained by DynaVox or any of its Affiliates, or (iv) any corporation or other “person” of which a majority of the voting power of its voting equity securities and equity interest is owned, directly or indirectly, by DynaVox.

For purposes of this Section 8(a), “Affiliate” means, with respect to any entity, any entity directly or indirectly controlling, controlled by, or under common control with, such entity.

(b)                                 Notwithstanding anything herein to the contrary, subject to Executive (x) complying with his obligations under Section 8(a) above and (y) providing written notice to the Company no later than ninety (90) days prior to the end of the Change of Control Period of his intention to terminate employment, if Executive’s employment is terminated by Executive without Good Reason within the ninety (90) day period following the end of the

Change of Control Period, Executive shall be entitled to receive, in addition to the Accrued Rights and subject to (I) Executive’s continued compliance with the provisions of Sections 9 and 10 (solely with respect to clause (A) below) and (II) Executive’s execution, delivery and non-revocation of the Release within 45 days following the termination date:

(A)                              continued payment of the Base Salary in accordance with the Company’s normal payroll practices until twelve (12) months after the date of such termination (such amounts, the “CoC Continuation Payments”).  The CoC Continuation Payments shall commence on the 60th day following Executive’s termination of employment (with payments in arrears from the termination date);

(B)                                continued medical and dental coverage for a period of twelve (12) months following the date of such termination, provided that payments for such coverage by Executive shall be consistent with the payments required by other senior executives for such coverage at that time.  In order to facilitate such coverage, Executive and his spouse and dependents, as applicable, in accordance with the Company’s policies in effect at the time of Executive’s termination, shall agree to elect continuation coverage in accordance with the provisions of COBRA; and

(C)                                a pro rata portion of the Annual Bonus, if any, that Executive would have otherwise been entitled to receive pursuant to Section 4 hereof in respect of such fiscal year had Executive’s employment not terminated, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated, but in no event later than March 15th of the year following the year in which the termination occurs.

Following Executive’s termination of employment by Executive without Good Reason following a Change of Control, except as set forth in this Section 8, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

9.                                       Non-Competition.

(a)          Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(1)                                  During the Employment Term and, for a period of two years following the date Executive ceases to be employed by the Company for any reason (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(i)                                     with whom Executive had personal contact or dealings on behalf of the Company during the one year period preceding Executive’s termination of employment;

(ii)                                  with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the one year immediately preceding the Executive’s termination of employment; or

(iii)                               for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

(2)                                  During the Restricted Period, Executive will not directly or indirectly:

(i)                                     engage in any business that competes with the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning) in the area of assistive technology in North America or Europe (a “Competitive Business”);

(ii)                                  enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)                               acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)                              interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

(3)                                  Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates (including a Competitive Business) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(4)                                  During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i)                                     solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(ii)                                  hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(5)                                  During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

(6)                                  During the Employment Term and at all times thereafter, Executive agrees not to engage in any act or make any public statement that is intended, or may reasonably be expected, to harm the reputation, business, prospects or operations of the Company or any of its affiliates.  The Company agrees to use reasonable efforts to instruct its employees not to engage in any act or make any public statement that is intended, or may reasonably be expected, to harm the reputation of Executive or those business prospects of his of which the Company is aware.

(b)         It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

The provisions of this Section 9 shall survive the termination of Executive’s employment for any reason.

10.                                 Confidentiality; Intellectual Property.

(a)          Confidentiality.

(i)                                     Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)                                  “Confidential Information” shall not include any information that is (a)  generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach, to Executive’s knowledge, of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)                  Except as required by law, and unless and until this Agreement is disclosed by the Company or any of its affiliates as may be required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 9 and 10 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv)                  Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or other intellectual property (including, without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company or any of its affiliates and subsidiaries, except that Executive may retain (i) only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and (ii) any Confidential Information Executive reasonably believes is required in relation to any dispute regarding Executive’s termination of employment, provided such information remains otherwise subject to the terms and conditions of this Agreement; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(b)   Intellectual Property.

(i)                    If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any Company resources (including personnel, equipment and computers, systems or networks) (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(ii)                   Executive has attached hereto, as Exhibit A, a list describing all Works that were created, invented, designed, developed, improved or contributed to by Executive either solely or jointly with others prior to Executive’s employment with the Company which relate to the Company’s proposed or current business, services, products or research and development (“Prior Works”); or, if no such list is attached, Executive represents that there are no such Prior Works.  If in the course of Executive’s employment with the Company, Executive uses or relies upon a Prior Work in Executive’s creation or contribution to any Company Work, Executive shall inform the Company promptly and, upon request, use Executive’s best efforts to procure any consents of third parties necessary for the Company’s use of such Prior Work. To the fullest extent permissible by law, Executive hereby grants the Company a non-exclusive royalty-free, irrevocable, perpetual, worldwide license under all intellectual property rights in Executive’s Prior Works in connection with the Company’s current and future business.

(iii)                  Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works.  The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iv)                  Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.  If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its designees as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v)                   Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant.  Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest.  Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(vi)                  The provisions of Section 10 shall survive the termination of Executive’s employment for any reason.

11.           Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement (other than any payments or benefits which have been earned and vested) and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12.           Compliance with IRC Section 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly.  References under this Agreement to Executive’s termination of employment shall be deemed to refer to the date upon which Executive has experienced a “separation from service” within the meaning of Section 409A of the Code.  Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s separation from service with the Company and all of its affiliates Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s separation from service (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax), (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board following consultation with Executive, that is reasonably expected not to cause such an accelerated or additional tax, and (iii) if any payments of money or other benefits due to Executive hereunder or under any other plan or agreement under which Executive is entitled to compensation or benefits by reason of services provided to the Company are nevertheless subject to income inclusion by reason of failure to meet the requirements of Section 409A of the Code, payment in an amount not to exceed the amount required to be included in income as a result of such failure shall be made immediately upon such failure; provided that deferral or restructuring of payments or benefits as provided for under clause (ii) above is not possible or is unsuccessful.  The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 12; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv).  For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

13.                                 Miscellaneous.

(a)   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof.

(b)   Arbitration. Except as provided in Section 11 of this Agreement, any controversy or claim arising out of or relating to this Agreement or Executive’s employment with the Company or the termination thereof shall be resolved by binding confidential arbitration, to be held in Pittsburgh, Pennsylvania, in accordance with the Employee Dispute Resolution Rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(c)   Entire Agreement/Amendments. This Agreement together with the Program contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and in the Program. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

(d)   No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e)   Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(f)    Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a person or entity which is a majority owned affiliate that is transferred substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(g)   Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(h)   Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Dynavox Systems LLC
2100 Wharton Street
Suite 400
Pittsburgh, PA 15203
Attention: Chief Financial Officer

If to Executive:

To the most recent address on file with the Company.

(i)    No Set Off; Mitigation.  Executive shall not be required to mitigate damages with respect to the termination of her employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment.  Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive.

(j)    Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(k)   Prior Agreements.  This Agreement and the Program supersede all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates, including, without limitation, the Employment Agreement between Executive and Sunrise Medical Inc., dated April 10, 1998 and the Employment Agreement between Executive and Sunrise Medical Inc., dated as of June 8, 2001.

(l)    Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) with a third party which relates to events occurring during Executive’s employment hereunder, subject to reimbursement by the Company for all reasonable expenses incurred in connection therewith.  This provision shall survive any termination of this Agreement.

(m)  Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation, which amounts will be paid over by the Company to the appropriate taxing authorities on a timely basis.

(n)   Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

DYNAVOX SYSTEMS LLC	ROBERT CUNNINGHAM

/s/ Michelle Heying	/s/ Robert Cunningham

By: Michelle Heying
Title: President & Chief Operating Officer

EXHIBIT A

PRIOR INVENTIONS

NONE